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                                                                    EXHIBIT 99.1

            VECTOR GROUP LTD. APPROVES PURCHASE OF ADDITIONAL SHARES
                       BY HIGH RIVER LIMITED PARTNERSHIP

         MIAMI, FL, JULY 2, 2001 - Vector Group Ltd. (NYSE: VGR) today announced that its Board of Directors approved the acquisition by High River Limited Partnership and its affiliates of additional shares of the Company's common stock without High River being treated as an interested stockholder for the purposes of Section 203 of the Delaware General Corporation Law, which governs business combinations with interested stockholders. High River, an investment entity owned by Carl C. Icahn, informed the Company that, prior to the approved purchases, High River and its affiliates owned approximately 3,643,000 shares of the Corporation's common stock, representing approximately 12.4% of the shares.

         High River advised the Company that it desired to purchase additional shares of common stock in the open market and to purchase the Company's 6.25% Convertible Subordinated Notes due 2008. The Company's Board approved under
Section 203 the proposed purchases provided that the additional number of common shares purchased in the open market or issuable on conversion of the purchased convertible notes does not exceed 1,500,000 shares of common stock in the aggregate. If all such shares were purchased, High River would beneficially own approximately 5,143,000 shares of common stock, representing approximately 17.2% of the shares.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco and a controlling interest in New Valley Corporation. occurrence of unanticipated events.